Execution Version

SECOND AMENDMENT TO
SHAREHOLDER AGREEMENTS
This Second Amendment to Shareholder Agreements (this “Amendment”) is made as of May 12, 2015 among Alon Assets, Inc., a Delaware corporation and successor by merger to Alon USA Operating, Inc., a Delaware corporation (“Assets” and collectively, the “Companies”), Alon USA Energy, Inc., a Delaware corporation (“Alon Energy”), Jeff Morris (“Morris”) and Jeff Morris / IRA (the “IRA” and together with Morris, each a “Shareholder” and together, the “Shareholders”).
WHEREAS, each Company and each Shareholder entered into the following agreements, as appropriate: (i) Shareholder Agreement – Option Shares, dated as of July 31, 2000, between Operating and Morris, as amended by that certain Amendment to Shareholder Agreement – Option Shares, dated as of June 30, 2002, (ii) Shareholder Agreement – Option Shares, dated as of July 31, 2000, between Assets and Morris, as amended by that certain Amendment to Shareholder Agreement – Option Shares, dated as of June 30, 2002, (iii) Shareholder Agreement – Owned Shares, dated as of July 31, 2000, between Assets and the IRA, (iv) Shareholder Agreement – Owned Shares, dated as of July 31, 2000, between Operating and the IRA and (v) Amendment to Shareholder Agreements, dated June 20, 2012, between Assets, Operating, Alon Energy, Morris and the IRA (the “First Amendment” and, collectively, the “Shareholder Agreements”), which set forth the rights and obligations of such Company and the Shareholders with respect to shares of common stock of such Company to be acquired by such Shareholder pursuant to the exercise of certain stock options (the “Shareholder Agreements”); and
WHEREAS, Alon Energy, the Companies and the Shareholders have agreed to certain modifications to the Shareholder Agreements, as set forth herein; and
WHEREAS, Alon Energy, the indirect parent company of each Company, will benefit from this Amendment and acknowledges and agrees to the terms set forth herein.
NOW, THEREFORE, the parties agree as follows:

1)	The definition of “Fair Market Value” set forth in Section 1 is hereby amended and restated in its entirety as follows:
“Fair Market Value” of a share of the Company’s Capital Stock means, with respect to any purchase or sale of shares of Capital Stock owned by a Shareholder, shall be equivalent to the product of (a) the number of shares of Alon Energy Common Stock into which such share of the Company’s Capital Stock would be exchangeable in accordance with table set forth in the First Amendment, multiplied by (b) the average Daily VWAP of the Alon Energy Common Stock as calculated each day during the 15 consecutive Trading Day period ending immediately prior to the date of determination.

“Daily VWAP” of the Alon Energy Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page ALJ.N <EQUITY> VAP (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such trading day determined, using a volume-weighted average method to the extent practicable, by a nationally recognized independent investment banking firm retained for this purpose by Alon Energy). Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.
“Scheduled Trading Day” shall mean any day that is scheduled to be a Trading Day. If the Alon Energy Common Stock is not so listed for trading or quotation on or by any exchange or quotation system, Scheduled Trading Day means a Business Day.
“Trading Day” shall mean a day during which trading in the Alon Energy Common Stock generally occurs on The New York Stock Exchange or, if the Alon Energy Common Stock is not listed on The New York Stock Exchange, the principal U.S. national or regional securities exchange on which the Alon Energy Common Stock is listed, admitted for trading or quoted or, if the Alon Energy Common Stock is not so listed, admitted for trading or quoted, any Business Day. A Trading Day only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for a regular full Trading Day on the relevant exchange or trading system. For the avoidance of doubt, Trading Day shall not include any Scheduled Trading Day with a scheduled closing time earlier than the then standard closing time for a regular full Trading Day even if such earlier closing time is the scheduled closing time for such day.
2)    Sections 4 and 5 of the Shareholder Agreements are hereby amended and restated in their entirety as follows:
“4.    Call Option of the Company.
(a)    Initiation of Call Option. Beginning on the first date that the Morris is no longer a director of Alon Energy or Alon USA Partners GP, LLC (the “Separation Date”), the Company will have the right to accelerate the exchange (“the “Call Right”) of any or all of the shares of the Capital Stock of the Shareholders in accordance with the terms and conditions of this Section 4. The Company’s Call Right may be exercised at any time within one year following the Separation Date by delivering a written notice (the “Call Notice”) to the Shareholders, which will set forth the Company’s irrevocable undertaking to exchange the number of shares of Capital Stock stated in the Call Notice. Each Shareholder agrees to tender its

Capital Stock to the Company upon delivery of the Call Notice on the terms and conditions set forth in this Section 4.
(b)    Exchange of Capital Stock. The number of shares of Alon Energy Common Stock to be issued in respect of each share of Company Capital Stock being exchanged will be equal to 187.06.
(c)    Closing. The closing of the exchange contemplated by this Section 4 will occur on the 30th day following delivery of the Call Notice (or such earlier date as may be agreed among the parties). At such closing, the Company will deliver the appropriate number of shares of Alon Energy Common Stock to the Shareholders against delivery by the Shareholders of certificates evidencing the Capital Stock being exchanged, free and clear of all liens, claims and encumbrances (other than this Shareholder Agreement) and endorsed in good form for transfer.
5.    Put Option of the Shareholders.
(a)    Initiation of the Put Option. After the Separation Date, the Shareholders or the Shareholders’ Representative, in the event of a Shareholder’s death, will have the right to require the Company to accelerate the exchange (the “Put Right”) of any or all of the shares of Capital Stock of the Shareholders in accordance with the terms and conditions of this Section 5. The Shareholders’ right to require the Company to exchange the Capital Stock may be exercised at any time within one year following the Separation Date by delivering a written notice (the “Put Notice”) to the Company, which will set forth the Shareholders’ irrevocable undertaking to tender to the Company the number of shares of Capital Stock stated in the Put Notice. The Company agrees to exchange Capital Stock upon the delivery of a Put Notice on the terms and conditions of this Section 5.
(b)    Exchange of Capital Stock. The number of shares of Alon Energy Common Stock to be issued in respect of each share of Company Capital Stock being exchanged will be equal to 187.06.
(c)    Closing. The closing of the purchase and sale contemplated by this Section 5 will occur on the 30th day following delivery of the Put Notice (or such earlier date as may be agreed among the parties). At such closing, the Company will deliver the appropriate number of shares of Alon Energy Common Stock to the Shareholders against delivery by the Shareholders of certificates evidencing the Capital Stock being exchanged, free and clear of all liens, claims and encumbrances (other than this Shareholder Agreement) and endorsed in good form for transfer.

3)	The Shareholder Agreement is hereby amended to include new Sections 6(d) and (e) as follows:
“(d)    In the event that Alon Energy consolidates with, merges with or into, another Person, or any Person consolidates with, or merges with or into, Alon Energy, the Company will provide Shareholders with the right to immediately accelerate and effect the exchange of all remaining shares of Company Capital Stock into shares of Alon Energy Common Stock (the “Acceleration Right”). The Company shall deliver written notice to Shareholders (the “Pre-Merger Notice”), which written notice shall specify the terms and conditions on which the proposed transaction is to take place.
(e)    Exercise of Acceleration Right. The Acceleration Right may be exercised by any Shareholder by delivery of a written notice to the Company within five (5) calendar days following the receipt of the Pre-Merger Notice, such written notice to state the number of shares of Capital Stock that the Shareholder proposes to exchange. The closing of the exchanges contemplated by this Section 6(e) shall be effective immediately prior to the closing of the transaction giving rise to the Pre-Merger Notice. At such closing, the Company will deliver the shares of Alon Energy Common Stock to the Shareholders against delivery by the Shareholders of certificates evidencing the Capital Stock being exchanged, free and clear of all liens, claims and encumbrances (other than this Shareholder Agreement) and endorsed in good form for transfer.”
4)    Except as specifically modified hereby, the terms and conditions of the Shareholder Agreements shall remain in full force and effect. Initially capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Shareholder Agreements.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the date first written above.

ALON ASSETS, INC. By: /s/ Paul Eisman Name: Paul Eisman Title: President and CEO

ALON USA ENERGY, INC. By: /s/ Paul Eisman Name: Paul Eisman Title: President and CEO
/s/ Jeff Morris Jeff Morris
/s/ Jeff Morris Jeff Morris / IRA
AGREED TO AND ACKNOWLEDGED By: /s/ Karen Morris Name: Karen Morris

SPOUSAL CONSENT

I acknowledge that I have read the foregoing Amendment to Shareholders Agreement (the “Agreement”) between Alon USA Energy, Inc., Alon Assets, Inc. (“Assets”), my spouse and my spouse’s IRA, that I understand its provisions, that I consent thereto and that I agree to be bound by its terms. I am aware that by its terms, among other things, my spouse and my spouse’s IRA agree to exchange their shares of the capital stock in Assets, including my community property or other interest therein (if any). I hereby consent to such exchange, approve of the provisions of the Agreement, and agree that if I predecease my spouse, the successors of my community property or other interest (if any) in such shares will hold such shares subject to the provisions of the Agreement.

Dated: April 30, 2015__________________        /s/ Karen Morris                                  (Signature of Spouse)

Karen Morris
(Printed Name)